(JABIL CIRCUIT LOGO)

NEWS

This news release contains forward-looking statements, including those regarding the anticipated outlook for our business, our expected fourth quarter fiscal 2003 earnings results and our long-term outlook for the company, our industry and our customers based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to: the length and severity of the current economic downturn and our ability to manage customer demand through the downturn; fluctuations in operating results; changes in technology; competition; managing rapid growth; managing rapid declines in customer demand; our ability to successfully consummate our acquisitions; managing the integration of businesses we acquire; and risks associated with international sales and operations; retaining key personnel; our dependence on a limited number of customers; the consolidation of our customer base; business and competitive factors generally affecting the electronic manufacturing services industry, our customers and our business or other factors that we may not have currently identified or quantified; and other risks, relevant factors and uncertainties are identified in our Annual Report on Form 10-K for the fiscal year ended August 31, 2002, any subsequent Reports on Form 10-Q and Form 8-K and our other securities filings. Jabil disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

JABIL CIRCUIT REPORTS THIRD QUARTER RESULTS
Record Revenue and Continued Operational Performance Define Quarter

St. Petersburg, FL – June 18, 2003...Jabil Circuit, Inc. (NYSE: JBL), an electronics manufacturing services provider, today reported results for the third quarter of fiscal 2003, ended May 31, 2003. Revenue for the quarter increased 43.3 percent to $1.2 billion compared to $0.85 billion for the same period of fiscal 2002.

On a GAAP basis, net income for the third quarter of fiscal 2003 was $4.5 million compared to $20.8 million for the same period of fiscal 2002. GAAP diluted earnings per share for the third quarter of fiscal 2003 were $0.02 compared to $0.10 for the same period of fiscal 2002.

Jabil’s third quarter of fiscal 2003 core earnings after taxes increased 56.3 percent to $38.2 million, compared to $24.4 million for the third fiscal quarter of 2002. Core earnings per share increased 58.3 percent to $0.19 per diluted share for the period, compared to $0.12 for the third quarter of fiscal 2002. (Jabil defines core earnings as GAAP net income before amortization of intangibles, acquisition related charges, restructuring and impairment charges and other income. The Company reports core earnings to provide its investors with an alternative method for assessing its earnings from what it believes to be its core manufacturing operations. See the accompanying reconciliation of Jabil’s core earnings to its GAAP net income and additional information in the supplemental information below).

Gross profit for the third quarter of fiscal 2003 increased 34.3 percent to $112.6 million or 9.2 percent of revenue compared to $83.9 million or 9.9 percent of revenue for the same period of fiscal 2002.

On a GAAP basis, operating income for the third quarter of fiscal 2003 was $2.5 million compared to $27.9 million for the same period of fiscal 2002.

Core operating income for the third quarter of fiscal 2003 increased 47.6 percent to $47.8 million or 3.9 percent of revenue compared to $32.4 million or 3.8 percent of revenue for the third quarter of fiscal 2002. (Jabil defines core operating income as GAAP operating income before amortization of intangibles, acquisition related charges and restructuring and impairment charges. The Company reports core operating income to provide its investors with an alternative method for assessing its operating income from what it believes to be its core manufacturing operations. See the accompanying reconciliation of Jabil’s core operating income to its GAAP operating income and additional information in the supplemental information below).

“We were very satisfied with the results of our third fiscal quarter. This marks our fifth consecutive quarter of increasing revenue, core operating profits and returns since the technology slowdown. While we are pleased with what we have accomplished, we will continue to focus on increasing operating income and return metrics,” said Jabil’s Chief Financial Officer, Chris Lewis.

( M O R E )

Q3 2003 Earnings Release — Add One
June 18, 2003

Income Statement Highlights

•	Third quarter revenue increased 6.4 percent compared to the prior quarter.

•	GAAP operating income was $2.5 million for the third quarter of fiscal 2003.

•	Core operating income increased 13 percent to $47.8 million from the second quarter of fiscal 2003.

•	GAAP earnings were $4.5 million for the third quarter of fiscal 2003.

•	Core earnings were $38.2 million or 3.1 percent of revenue for the third quarter of fiscal 2003.

•	Fully diluted GAAP earnings per share for the quarter were $0.02 on 202,132,000 average shares.

•	Fully diluted core earnings per share for the quarter were $0.19 on 202,132,000 average shares.

Other Sequential Highlights

•	Inventories decreased by $40 million in the quarter to $487 million.

•	Calculated inventory turns improved to nine, compared to eight in the fiscal second quarter.

•	Sales cycle for the quarter improved by one day to 41.

•	Debt-to-capitalization ratio was 22 percent for the third quarter, versus 23 percent in the second quarter.

•	Cash flow from operations was approximately $40 million.

•	Capital expenditures for the third quarter were approximately $15 million.

•	Depreciation for the third quarter was $48 million.

•	Cash balances were $514 million at the end of the third quarter.

•	Return on Invested Capital (ROIC) improved to 11 percent in the third quarter from 10 percent in the second quarter.

Business Outlook Guidance

The Company provided guidance for its fourth fiscal quarter of 2003 indicating it expects revenue to increase sequentially three to seven percent, in a range of $1.25 to $1.3 billion. Jabil said it expects core operating income to increase sequentially five to ten percent resulting in core earnings per share of $0.19 to $0.21 per diluted share, depending upon exact levels of production. GAAP earnings per share are expected to be $0.10 to $0.12 per diluted share. (Expected GAAP earnings per share includes $0.09 per share for amortization of intangibles, acquisition related charges, restructuring and impairment charges and other income.) The Company indicated its restructuring plan is on track and expects to record a total of $88 million in charges for the fiscal year 2003, including a $12 million charge in the fiscal fourth quarter.

“By focusing on growing and diversifying our business, fine tuning our manufacturing operations and global plant sites, we have put up solid results in a very challenging environment. I am extremely pleased with the progress our company and our employees have made in expanding our customer base, growing our relationships with existing customers, refining our operational performance and integrating our newly acquired operations. We anticipate continuing this performance in our fourth fiscal quarter,” said Tim Main, Jabil’s President and Chief Executive Officer.

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Supplemental Information

The financial results disclosed in this release include certain measures calculated and presented in accordance with generally accepted accounting principles (GAAP). In addition to the GAAP financial measures, Jabil provides supplemental, non-GAAP financial measures to facilitate evaluation of the Company’s core operating performance. The non-GAAP financial measures disclosed in this release exclude certain amounts that are included in the most directly comparable GAAP measures. The non-GAAP, or core financial measures disclosed in this release do not have standard meanings and may vary from the non-GAAP financial measures used by other companies.

Due to its recent acquisitions and restructuring programs, the Company has incurred significant incremental charges that are included in the GAAP financial measures disclosed in this release. Management believes that the incremental nature of these amounts does not impact the performance of its core manufacturing operations. Management believes core financial measures (which exclude the effects of the amortization of intangibles, acquisition related charges, restructuring and impairment charges and other income) are a useful measure that facilitates evaluating the past and future performance of Jabil’s ongoing operations on a comparable basis. Jabil reports core earnings and core operating income to provide its investors with an alternative method for assessing its earnings and operating income from what it believes to be its core manufacturing operations. Included in this release is a reconciliation of the disclosed core financial measures to the most directly comparable GAAP financial measures.

Q3 2003 Earnings Release — Add Two
June 18, 2003

Company Conference Call Information

Jabil Circuit will conduct a conference call to announce its third quarter fiscal 2003 earnings today at 4:30 p.m. EDT, live on the Internet at http://www.jabil.com. This earnings conference call will be archived on the web at http://www.jabil.com. The news release and detailed information about Jabil’s earnings will also be available on the web site at jabil.com by approximately 4:00 p.m., EDT. A taped replay will also be available June 18 at approximately 7:30 p.m. EDT through midnight on June 19. To access the replay, call (706) 645-9291 from within the United States, or (706) 645-9291 from outside the United States, and specify password 1118448.

Jabil Circuit, Inc. is one of the world’s largest electronic manufacturing services providers. Jabil manufactures for international electronics companies in the automotive, computing and storage, consumer, instrumentation and medical, networking, peripheral and telecommunications markets. Jabil offers circuit design, board design from schematic, prototype assembly, volume board assembly, system assembly, repair and warranty services from facilities in the Americas, Europe and Asia. Further information about Jabil can be found on the World Wide Web at jabil.com.

Investor contact:	Media contact:
Beth Walters	Lisa Allison
(727) 803-3511	(727) 803-3314
investor_relations@jabil.com	lisa_allison@jabil.com

JABIL CIRCUIT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	May 31,	August 31,
	2003	2002

ASSETS
Current assets
Cash and cash equivalents	$514,425	$640,735
Accounts receivable, net	723,747	446,879
Inventories	487,174	395,918
Income tax receivable	33,442	49,411
Prepaid expenses and other current assets	54,369	34,128
Deferred income taxes	34,564	21,273

Total current assets	1,847,721	1,588,344
Property, plant and equipment, net	765,559	740,868
Goodwill and intangible assets, net	362,656	194,447
Other assets	23,068	24,247

	$2,999,004	$2,547,906

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current installments of long term debt and capital lease obligations	$353,804	$8,692
Accounts payable	640,868	431,588
Accrued expenses	229,923	153,102

Total current liabilities	1,224,595	593,382
Long term debt and capital lease obligations, less current installments	101,203	354,668
Deferred income taxes	42,140	41,323
Other liabilities	37,647	51,567

Total liabilities	1,405,585	1,040,940

Stockholders’ equity
Common stock	199	198
Additional paid in capital	934,928	926,345
Retained earnings	602,981	580,046
Accumulated other comprehensive income	55,311	377

Total stockholders’ equity	1,593,419	1,506,966

	$2,999,004	$2,547,906

JABIL CIRCUIT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except for per share data)
(Unaudited)

	Three months ended		Nine months ended

	May 31,	May 31,	May 31,	May 31,
	2003	2002	2003	2002

Net revenue	$1,219,304	$850,602	$3,433,467	$2,557,243
Cost of revenue	1,106,673	766,737	3,118,405	2,318,278

Gross profit	112,631	83,865	315,062	238,965
Operating expenses:
Selling, general and administrative	62,462	49,404	178,612	148,739
Research and development	2,353	2,074	7,400	5,811
Amortization of intangibles	8,489	3,467	24,356	10,489
Acquisition related charges (1)	3,920	1,068	11,332	3,625
Restructuring and impairment charges (2)	32,863	—	76,350	24,588

Operating income	2,544	27,852	17,012	45,713
Other Income	—	—	(2,600)	—
Interest income	(1,465)	(3,073)	(5,236)	(7,252)
Interest expense	3,862	3,766	11,773	10,014

Income before income taxes	147	27,159	13,075	42,951
Income tax (benefit) expense	(4,319)	6,353	(9,860)	10,068

Net income	$4,466	$20,806	$22,935	$32,883

Earnings per share:
Basic	$0.02	$0.11	$0.12	$0.17

Diluted	$0.02	$0.10	$0.11	$0.16

Common shares used in the calculation of earnings per share:
Basic	198,596	197,481	198,306	197,239

Diluted	202,132	200,997	201,404	200,863

(1)	During the quarter ended May 31, 2003, we recorded acquisition related charges of $3.9 million ($2.5 million after-tax) primarily in connection with the acquisitions of certain operations of Royal Philips Electronics. During the quarter ended May 31, 2002, we recorded acquisition related charges of $1.1 million ($0.7 million after-tax) in connection with the announced acquisitions of certain operations of Compaq Computer Corporation, Alcatel Business Systems and Valeo. During the nine months ended May 31, 2003, we recorded acquisition related charges of $11.3 million ($7.1 million after-tax) in connection with the acquisitions of certain operations of Quantum Corporation, Alcatel Business Systems, Valeo, Lucent Technologies of Shanghai, Seagate Technologies – Reynosa, S. de R.L. de C.V. and Royal Philips Electronics. During the nine months ended May 31, 2002, we recorded acquisition related charges of $3.6 million ($2.3 million after-tax) in connection with the acquisition of certain operations of Marconi Communications and the announced acquisitions of certain operations of Compaq Computer Corporation, Alcatel Business Systems and Valeo.

(2)	We recorded charges of $32.9 million ($23.9 million after-tax) and zero related to the restructuring of our business and the disposition of certain fixed assets during the quarters ended May 31, 2003 and May 31, 2002, respectively. We recorded charges of $76.4 million and $24.6 million ($52.4 million after-tax and $17.9 million after-tax, respectively) related to the restructuring of our business during the nine months ended May 31, 2003 and May 31, 2002, respectively.

JABIL CIRCUIT, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
RECONCILIATION FOR GAAP FINANCIAL RESULTS TO NON-GAAP MEASURES
(In thousands, except for per share data)
(Unaudited)

	Three months ended		Nine months ended

	May 31,	May 31,	May 31,	May 31,
	2003	2002	2003	2002

Net Income (GAAP)	$4,466	$20,806	$22,935	$32,883
Amortization of intangibles, net of tax	7,257	2,936	20,473	8,846
Acquisition related charges, net of tax (1)	2,491	663	7,143	2,270
Restructuring and impairment charges, net of tax (2)	23,938	—	52,419	17,874
Other income, net of tax	—	—	(1,622)	—

Core earnings (Non-GAAP)	$38,152	$24,405	$101,348	$61,873

Earnings per share: (GAAP)
Basic	$0.02	$0.11	$0.12	$0.17

Diluted	$0.02	$0.10	$0.11	$0.16

Core earnings per share: (Non-GAAP)
Basic	$0.19	$0.12	$0.51	$0.31

Diluted	$0.19	$0.12	$0.50	$0.31

Common shares used in the calculation of core earnings: (Non-GAAP)
Basic	198,596	197,481	198,306	197,239

Diluted	202,132	200,997	201,404	200,863

Operating income (GAAP)	$2,544	$27,852	$17,012	$45,713
Amortization of intangibles	8,489	3,467	24,356	10,489
Acquisition related charges (1)	3,920	1,068	11,332	3,625
Restructuring and impairment charges (2)	32,863	—	76,350	24,588

Core operating income (Non-GAAP)	$47,816	$32,387	$129,050	$84,415

(1)	During the quarter ended May 31, 2003, we recorded acquisition related charges of $3.9 million ($2.5 million after-tax) primarily in connection with the acquisitions of certain operations of Royal Philips Electronics. During the quarter ended May 31, 2002, we recorded acquisition related charges of $1.1 million ($0.7 million after-tax) in connection with the announced acquisitions of certain operations of Compaq Computer Corporation, Alcatel Business Systems and Valeo. During the nine months ended May 31, 2003, we recorded acquisition related charges of $11.3 million ($7.1 million after-tax) in connection with the acquisitions of certain operations of Quantum Corporation, Alcatel Business Systems, Valeo, Lucent Technologies of Shanghai, Seagate Technologies – Reynosa, S. de R.L. de C.V. and Royal Philips Electronics. During the nine months ended May 31, 2002, we recorded acquisition related charges of $3.6 million ($2.3 million after-tax) in connection with the acquisition of certain operations of Marconi Communications and the announced acquisitions of certain operations of Compaq Computer Corporation, Alcatel Business Systems and Valeo.

(2)	We recorded charges of $32.9 million ($23.9 million after-tax) and zero related to the restructuring of our business and the disposition of certain fixed assets during the quarters ended May 31, 2003 and May 31, 2002, respectively. We recorded charges of $76.4 million and $24.6 million ($52.4 million after-tax and $17.9 million after-tax, respectively) related to the restructuring of our business during the nine months ended May 31, 2003 and May 31, 2002, respectively.